11/6/2013

EXHIBIT 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, THIRD QUARTER
November 6, 2013 @ 11:00 AM ET

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss third quarter results. Joining me today are Farzana Mitchell, Executive Vice President and Chief Financial Officer and Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in today’s earnings release that is furnished on Form 8-K along with a transcript of today’s comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie.

At the start of this year we set forth a number of strategic priorities and goals. Foremost among these was to upgrade the quality of our portfolio, improve the operating performance of our properties and simplify and strengthen our balance sheet.
We made meaningful progress during the third quarter and year-to-date in each of these areas.

This quarter, we completed the sale of three lower productivity malls and their related associated centers at attractive pricing, both upgrading the remaining portfolio and raising $176 million, a significant amount of equity. We also have a number of major improvements at our existing centers underway including expansions and redevelopments at three of our most productive centers, Cross Creek Mall, CoolSprings Galleria and Fayette Mall. Once complete, these additions will contribute significantly to stronger future growth rates. While the transformation and upgrade of our portfolio will take time, we have made material progress. Since 2011, we have reduced the number of malls in our core portfolio with sales under $250 per square foot from 12 to three, and are committed to continuing this strategy. The end result will be a stronger, more resilient and better performing portfolio of market dominant regional malls.

11/6/2013

During the third quarter we generated additional improvements in our occupancy and leasing metrics. Double-digit growth in lease spreads has been a major focus of ours this year. We are experiencing healthy rent growth from the new leases we are signing and improvements in rollover spreads as well as occupancy growth and expect that momentum to build over time. Increases in top-line revenue contributed to same center NOI growth for the quarter, offset by timing related adjustments and non-cash items.

Another major accomplishment this quarter was the redemption of the Westfield preferred units on a leverage neutral basis using proceeds raised earlier this year from our ATM program and asset sales. This removes a major cloud from our balance sheet. We have also made significant progress in our goal of accessing the unsecured debt markets as the result of our two investment grade ratings by Moody’s and Fitch.

LEASING AND OCCUPANCY
Portfolio occupancy increased 80 basis points to 93.8% at quarter-end. Looking back, we have made tremendous progress in growing occupancy over the past few years with a 280 basis point increase from the 91% occupancy we reported in third quarter 2010. Stabilized mall occupancy increased 40 basis points from the prior year, and 80 basis points from the second quarter, to 93.4%.

We’ve been encouraged by the ongoing demand by retailers for space in our properties despite the recent slowing in sales. With limited new supply coming online and our consistently high occupancy rate, our leasing metrics have accelerated. During the third quarter, leases for stabilized malls were signed at a 12.8% increase over the average prior gross rent per square foot. New leases were signed at a 26.1% increase over prior rents and renewal rents were signed at a 9.5% increase. Short term leases as a percent of the total remain roughly in-line with last quarter.

RETAIL SALES:
Retail sales growth has moderated throughout the year including the back to school sales season. We saw weakness from children’s retailers, juniors and family shoes, with cosmetics, eyewear and jewelry posting better results. Year-to-date sales in our stabilized mall portfolio are down 60 basis points with rolling-12-month sales up 90 basis points to $358 per square foot. We are hopeful that sales over the holiday season will rebound; however, the government shut-down in October and the shortened holiday shopping season made for a difficult start. Retailers are definitely positioning to be highly promotional.

Before I turn the call over to Katie, with all of the buzz and rumors circulating around JCPenney recently we felt that it was important on this call to clarify the risk and exposure we have to this retailer. The level of concern that the market is pricing into our stock surrounding JCPenney is far greater than the level of risk that is actually associated with our exposure.

Our 71 JCPenney stores represent approximately $19.5 million or 1.5% of total annual revenues and comprise 8.2 million square feet. The average store size is 115,000 square feet. 38 of the stores are owned by JCPenney and 33 of the stores are leased. The average occupancy cost of the leased JCPenney stores is less than 5%, allowing the vast majority to be profitable on a four wall basis. We have an equally weighted maturity schedule for the leased locations with four leases on average maturing annually over the next several years. We have either completed or are in the process of executing extensions for the four 2014 maturities. We have approached JCPenney on a number of occasions about buying back certain stores and they have not been willing to pursue these sales primarily because the stores are profitable.

While we are expecting a positive outcome, we believe that it is prudent to plan for the worst by having contingency plans for all of their locations. We have evaluated our store base and identified a replacement prospect or strategy. Looking back to the end of 2009 following the multiple anchor and large space user

11/6/2013

bankruptcies, we reported 35 vacant anchor locations in our 10K. Today, other than stores that are currently under redevelopment, we have no vacant anchors in our core portfolio. The replacement opportunities have varied from other anchors - traditional or non-traditional - to splitting into boxes and restaurants, to adding additional shop space, to creating outparcels. On redevelopments we have consistently achieved a solid stand-alone unleveraged return, generally 7% to 9%, in addition to the ancillary enhancement to the mall overall. Anchor closures have always been an opportunity for us to create value in our malls, increasing income and upgrading the tenant mix and we would view any closures by JC Penney in that same light.

Co-tenancy provisions are not uncommon in national leases; however, for traditional regional malls the triggers are very limited. The vast majority of these provisions would not be activated by one anchor store closing or even two anchors closing. Also, these provisions often provide a time to cure before any alternative rent option becomes valid and the retailer immediately returns to full rent if the vacancy is cured. For example, at Hamilton Place Mall in Chattanooga, only one lease would have a co-tenancy triggered if JCPenney closed their store. If both JCPenney and Sears closed, approximately 8% of the leases would have a relevant co-tenancy.

We have been encouraged by the recent news from JCPenney reporting a moderation in the sales declines and rising customer conversions. We believe that a turnaround is achievable. The stores have been upgraded and our malls are reporting improvements in traffic. JCPenney’s capital raising activity has allowed them to create sufficient liquidity to fund their operations going forward. While we understand the ongoing concerns in the market and we are keeping a close eye on their performance, we believe our risk is more than manageable.

I’ll now turn it over to Katie for her comments.

Katie:

Thank you, Stephen.

DISPOSITIONS/CAPITAL MARKETS
We were pleased to announce our company’s largest disposition transaction with the sale of three malls and their related associated centers for $176 million. Panama City Mall and The Shoppes at Panama City; RiverGate Mall and The Village at RiverGate in Nashville and Georgia Square and Georgia Square Plaza in Athens, GA were sold to a foreign buyer in an all cash transaction. Proceeds from the sale were used to reduce outstanding balances on our lines of credit, effectively pre-funding half of the Westfield preferred redemption. The average sales of the three malls were approximately $265 per square foot and they were sold at a cap rate in the low 9% range.

We have an active asset recycling program that uses funds raised from the disposition of lower sales per square foot properties to invest in higher growth assets as well as reduce debt. We would anticipate having one to three mall properties on the market at any given time to gauge pricing and interest levels and will execute when and if we achieve attractive pricing. It is important to keep in mind that these transactions are very sensitive with a number of variables that can impact the certainty of closing. Oftentimes our prospective buyers are listening to our calls. We understand the importance of transparency with our disclosures and make it a priority to provide the market with color and updates as they are available and will continue to balance this consideration with the sensitivity of the sales process. While we do not include any unannounced dispositions in our projections, for modeling purposes we would expect a reasonable estimate of our annual sales to range from $100 million to $200 million. Actual results will ultimately depend on the market and opportunity set.

11/6/2013

DEVELOPMENT
If you are in the Atlanta market, we encourage you to visit our newest outlet center, The Outlet Shoppes at Atlanta in Woodstock, GA. The center opened in mid-July 97% leased or committed with 99 stores including Saks Fifth Avenue OFF 5th, Nike, Coach, Asics, Columbia Sportswear, and Juicy Couture. Since the grand opening, the project has seen tremendous results and is currently trending towards $400 per square foot for its first year of sales.

Our next outlet development, The Outlet Shoppes at Louisville, between Louisville and Lexington, is experiencing excellent retailer demand. The center is already 92% leased or committed with a first-class line-up including Coach, Banana Republic, Brooks Brothers, Chico’s, Nike, Saks Fifth Avenue OFF 5TH and more. The center is set to open next summer.

Construction of our new development, Fremaux Town Center in Slidell, LA is on schedule for an opening of phase one next spring. The project is over 95% leased with anchors including TJMaxx, Michael’s, Kohl’s and Dick’s. We are also pre-leasing the more fashion focused phase two, which will be anchored by Dillard’s. Construction is expected to start next spring on the second phase.

Other redevelopment projects include a new 50,000-square-foot Dick’s Sporting Goods at our South County Center in St. Louis. This freestanding building will be located on a pad site inside the ring road and is celebrating its opening today.

Construction is continuing on the redevelopment of the former Dillard’s store at Randolph Mall in Asheboro, NC, into a new Dunham’s Sporting Goods store. The store has an expected grand opening this month just ahead of the holiday sales season.

Our plans for the Sears redevelopment projects at Fayette Mall and CoolSprings Galleria are coming together. We anticipate an early 2014 start of construction and will announce additional details in the near future. These will be significant projects elevating each mall’s future growth rate. We are pursuing other opportunities to redevelop existing anchor locations and believe this will be continue to be one of our best uses of capital going forward.

I will now turn the call over to Farzana to provide an update on financing as well as a review of third quarter financial performance.

Farzana:

Thank you, Katie.

A year ago we made the decision to position our company to access the public debt market. We made this bold decision to expand our borrowing options and to reduce our exposure to the volatility of the CMBS market. In addition, unencumbering properties greatly improves our flexibility to expand, redevelop, add major tenants or sell without lender involvement or approval. This allows us to be more nimble and provides us with significant cost savings.

In the past twelve months we have retired $376 million of secured debt, substantially growing our unencumbered pool. With two investment grade ratings, we are poised to access unsecured capital sources at the best time. We are excited about this transformation and believe that having a more balanced structure of secured and unsecured debt will provide us with maximum flexibility to effectively finance our new growth opportunities and lower our overall cost of capital. While in the short-term we are exposed to a higher level

11/6/2013

of floating rate debt, our expectation is to quickly reduce this risk. We are working towards executing a $250 to $400 million bond offering later this year or in early 2014, assuming favorable market conditions. While the government shut-down and related political turmoil made September and October market conditions volatile and unfavorable to complete a transaction, we did take the opportunity to meet many of the fixed income investors in non-deal roadshows. We will continue to pursue these relationships to support the success of a future bond offering.

One of our goals as we execute our financing strategy has been to continue to improve our credit metrics. While the metrics related to percentage of secured debt and unencumbered NOI will naturally improve as we pay off maturing loans over the next few years with unsecured debt, we are also focused on growing our existing asset base utilizing our retained cash flow. This allows us to grow EBITDA without adding new debt. Today our debt-to-EBITDA ratio is right around 7 times, but over time this will improve as we invest our free cash flow. For example, this year we have invested over $300 million and expanded our portfolio, while our debt balance has increased by only $143 million. The $157 million difference was funded primarily through retained cash flow.

This quarter we simplified our balance sheet and capital structure with the redemption of the Westfield preferred units. We set out our intentions earlier this year to selectively raise equity through our ATM program and continued disposition activity to minimize dilution and complete the transaction on a leverage neutral basis. We are pleased to have effectively executed these plans.

In July, we closed on a $400 million unsecured term loan at a favorable rate of 150 basis points over LIBOR. Proceeds were used to pay down outstanding balances on our lines of credit and provide us with flexibility to continue to pay off maturing loans. In December, we anticipate taking advantage of the open-to-par window and paying off the $32.9 million loan secured by Northpark Mall due in March 2014.

In October, we closed on an $80.0 million non-recourse loan secured by The Outlet Shoppes at Atlanta, our 75/25 joint venture with Horizon Group Properties. The loan is for a term of 10-years at a 4.9% fixed interest rate. We retired the related construction loan of $53.2 million and, after deduction of remaining construction and tenant related costs, our share of the net proceeds of approximately $12.0 million was used to reduce the lines of credit. With the retirement of the construction loan, the guaranty was eliminated.

In 2014, we have a $113.4 million loan maturing secured by one of our most productive properties, Mall del Norte in Laredo, TX, that we intend to retire with unsecured borrowings. In addition, we expect to refinance the loan for our joint venture property, Coastal Grand in Myrtle Beach, SC, on a secured basis. Our 50% share of this maturing loan is approximately $38.8 million.

We ended the quarter with more than $710 million available on our lines of credit, including cash. Our financial covenants remain very sound, with a fixed charge coverage ratio of 2.15 times as of September 30, 2013 compared with 2.09 times last year. Our debt-to-total market capitalization was 55.7% compared with 54.0% as of the same period last year. The increase is primarily due to our lower stock price.

As we mentioned last quarter, we have been working with the special servicers for the loans secured by Citadel Mall and Columbia Place. We expect a foreclosure sale for Citadel Mall to occur before year-end. The loan balance on this property is $68.2 million. The servicer for the loan secured by Columbia Place mall is also proceeding with a foreclosure. We anticipate this process will take at least until the first quarter of next year. The loan amount secured by Columbia Place is approximately $27.3 million.

11/6/2013

FINANCIAL REVIEW:
FFO in the third quarter, as adjusted, was $0.52 per share. The adjustment was made to exclude an $8.2 million partial litigation settlement we received in the quarter. The partial settlement is related to a lawsuit filed by a subsidiary of the Company seeking recovery for alleged property and related damages occurring at The Promenade in D'Iberville, Mississippi. The settlement was recorded in Interest and Other Income during the third quarter. The litigation for this case is ongoing and as such the information we can share is limited.

New properties, rent growth and occupancy improvements as well as interest expense savings contributed to adjusted FFO in the quarter. This growth was offset by two one-time items. FFO in the quarter was negatively impacted by the write-off of straight line rent related to the properties sold and was also impacted by the timing of adjustments to real estate tax reimbursements. Together these one-time items reduced FFO by approximately $0.02 per share in the quarter, which, coupled with the dilution from the property sales, account for the reduction in the top-end of FFO guidance.

G&A as a percentage of total revenues was 4.0% for the quarter compared with 4.1% in the prior-year period. Our cost recovery ratio for the third quarter was 94.9% compared with 99.3% in the prior-year period. The decline was primarily the result of lower real estate tax reimbursements of $1.2 million in the quarter, which were one-time adjustments. Our cost recovery ratio for the year is expected to be approximately 99%.

Same-center NOI in the portfolio increased 80 basis points with a 60 basis point decline in malls. Year-to-date we remain within our guidance range with portfolio NOI increasing 1.3% and mall NOI increasing 50 basis points. Excluding a prior year one-time bankruptcy settlement of $1.2 million, year-to-date portfolio NOI increased 1.6% and malls grew 70 basis points. Occupancy improvements and positive leasing spreads fueled rent growth in the quarter and expenses generally remained in-line. However, there were several negative variances that impacted same-center NOI during the quarter. I’ll spend a few minutes walking through these items, which aggregate to $2.5 million or roughly 150 basis points of NOI.

With the decline in sales experienced during the third quarter, percentage rents in the same-center pool decreased approximately $300,000 compared with the prior-year period. Real estate tax reimbursements were down $1.2 million compared with the prior year. The declines in real estate tax reimbursements were primarily driven by a few properties in which we recorded unfavorable adjustments to reflect current recovery estimates and actual billings. These are generally one-time entries to adjust accruals for the actual real estate tax bills. While these adjustments occur regularly and usually balance out as a normal part of the accounting process, this quarter’s NOI results were disproportionately impacted as a higher percentage of billing adjustments were completed.

Finally, as our same-center NOI numbers are currently reported based on GAAP, the impact of straight line rent and net above and below market lease adjustments can impact quarterly results. This quarter, these items declined $1.0 million as compared with the prior year period. Straight line rents can fluctuate as we complete a high level of new leasing and replace and relocate existing retailers. We are currently evaluating whether we will adjust our NOI reporting to exclude certain non-cash items going forward, and would expect to implement any change at the start of the year. Excluding the non-cash items and the $1.2 million real estate tax reimbursement adjustment, same-center NOI in the mall portfolio would have increased approximately 1% and same-center portfolio NOI would have increased approximately 2%.

GUIDANCE:

11/6/2013

We are providing FFO guidance for 2013 in the range of $2.18 to $2.22 per share, which incorporates the dilution and related straight-line rent write-off from the sale of the three malls and their associated centers during the quarter. FFO guidance excludes the impact of the partial litigation settlement included in third quarter results. We are guiding towards mid-point of the NOI growth range of 1.0% to 3.0%. While we are optimistic for a positive holiday sales season, we are now projecting a decline in percentage rents for the fourth quarter to reflect the current trend in sales.

Now I’ll turn the call back to Stephen for closing remarks.

Stephen:

CONCLUSION:
As some of you know, we have just completed a perception study with investors and analysts to help identify strengths and weaknesses in our communication efforts. We appreciate the candid feedback of those that were asked to participate and we will be evaluating the results to identify ways we can better communicate our financing and operating strategy going forward. We are always looking to find ways to do things better and communicate more clearly, and you can expect to see improvements in these areas.

Despite the slowing sales environment, the expansion and redevelopment activity, re-tenanting and dispositions we successfully executed this quarter are positioning CBL for solid growth going forward. We have many exciting initiatives happening across our portfolio. We are pleased with the progress achieved this quarter towards our debut unsecured bond offering and are positioned to execute when market conditions are favorable. While a transition of this significance takes time, we are confident that the flexibility and efficiencies created through access to the public debt markets will contribute to our future success.

Thank you for your participation in today’s call. We look forward to visiting with many of you at NAREIT next week. We will now be happy to answer any questions you may have.